Exhibit 10.19

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (this "Agreement") is entered into by and between Endocyte, Inc. ("Endocyte"), and Scot L. Harper, Ph.D. ("Harper") (together, the "Parties") and will become effective on the date that is eight calendar days after Harper has executed and not revoked this Agreement (the "Effective Date").

Recitals

A.         Endocyte is terminating Harper's employment effective October 14, 2016 (the "Separation Date").

B.         This involuntary termination of employment is without cause as defined in the Change in Control and Severance Agreement entered into between Endocyte and Harper dated May 15, 2015 (the "Severance Agreement").

C.         The Severance Agreement entitles Harper to severance benefits under certain circumstances, subject to Harper's entering into this Agreement.

Agreement

In consideration of the foregoing and the following mutual undertakings, and subject to the terms and conditions of this Agreement, the Parties agree as follows:

1.         Severance Benefits.  Subject to the effectiveness of this Agreement and to the terms and conditions of this Agreement and the Severance Agreement, Endocyte will:

(a)       Within 30 days following the Effective Date, pay Harper the sum of $232,160, which is equal to 75% of his current annualized base salary, less applicable tax withholdings; and

(b)       Accelerate (as of immediately prior to Harper’s termination of employment) the vesting of the portion of each of Harper’s  stock option awards and restricted stock unit awards that, but for the termination of employment, would have vested on or before July 14, 2017; and

(i)   with respect to the restricted stock unit awards that so vest, such restricted stock units will be settled and paid in the form of Endocyte common stock as soon as practicable after the Effective Date, but in no event later than the 15th day of the third month following the Separation Date, and unless Harper provides notice to Endocyte prior to the Effective Date that he desires to pay cash to satisfy all applicable tax withholding requirements and Harper makes such cash available to Endocyte prior to the Effective Date, Endocyte will withhold from the payment of common stock upon settlement and payment of such restricted stock units otherwise deliverable shares of common stock to satisfy all applicable tax withholding requirements; and

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(ii)   with respect to stock option awards for which vesting is accelerated pursuant to Section 1(b) hereof, exercise of such stock options will be subject to the passing of the Effective Date and to the terms of the Endocyte, Inc. 2010 Equity Incentive Plan and the applicable stock option grant agreement; and

(c)       For each full calendar month during the period beginning October 14, 2016 and ending on the earlier of the nine-month anniversary of the Separation Date or the date on which Harper becomes eligible for group health insurance coverage with a new employer, pay Harper an amount equal to 140% of Harper's COBRA Premium Rate (as defined in the Severance Agreement), less applicable payroll tax withholdings.

2.         Acknowledgements.  Harper acknowledges and agrees that:

(a)       The terms of the vested stock option awards he holds allow for exercise for a limited period of three months after his Separation Date, and in connection with his exercise of vested stock options and/or sale of option shares or RSU shares, he is relying on his own tax advisor; and

(b)       Endocyte will pay him his base salary due through his Separation Date and the balance of his accrued unused vacation pay as of the Separation Date, with such payments being made in accordance with Endocyte’s normal payroll practices.  Payment of these amounts will not be conditioned upon his entering into this Agreement.  Upon receipt of the foregoing payments, Harper acknowledges and agrees that Endocyte has paid him all compensation (including but not limited to wages, overtime, bonuses, vacation and other paid time off) and provided all other benefits due from his employment with Endocyte and the ending of that employment other than the consideration, payments and benefits set forth in Section 1 of this Agreement.  Upon his receipt of the consideration, payments and benefits set forth in Section 1 of this Agreement, Endocyte will have fully discharged its obligations to him pursuant to the Severance Agreement and otherwise in connection with his employment with, and service to, Endocyte; and

(c)       By entering into this Agreement, he is resigning as an officer of Endocyte effective as of his Separation Date; and

(d)       He is not aware of any potential compliance violations by Endocyte or by any of its directors, officers, employees or agents that are related to Endocyte, arising under any federal, state or local law, that he has not fully disclosed in writing to Endocyte's CEO; and

(e)       He will cooperate with Endocyte should his assistance be needed in response to any governmental investigation of or litigation against Endocyte.  He agrees to make himself reasonably available for providing information and, to the extent necessary, testimony relevant to such response or defense. Harper understands that Endocyte will make its best effort to arrange such assistance so as not to unreasonably interfere with Harper's employment or personal commitments and will reimburse any reasonable out-of-pocket expenses, including but not limited to reasonable travel and

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lodging expenses, he may incur in providing this cooperation. Harper further understands that Endocyte will compensate him for time spent on such assistance at rate of $150.00 per hour, with time spent rounded to the nearest quarter hour for billing purposes. Any such payment will be reported to Harper on a Form 1099, and Harper agrees he will be responsible for any resulting tax liability.

3.         Release.  In consideration for, and as a condition to, his receipt of the benefits provided herein and in the Severance Agreement:

(a)       To the fullest extent permitted by law, Harper hereby irrevocably and unconditionally releases, discharges and covenants not to sue Endocyte and its Representatives (as defined below) from and with respect to all claims, actions, costs and expenses, known or unknown, that Harper has or may have as of the Effective Date, except for (i) his rights under this Agreement, (ii) his rights under the award agreements and plans governing his stock options and restricted stock units, (iii) his rights to indemnification under Endocyte’s Certificate of Incorporation and By-Laws and to coverage under Endocyte’s D&O insurance policies, and (iv) his rights as a stockholder (collectively, the “Preserved Rights”).  Nothing in this Agreement shall constitute or be construed as a waiver of future claims or a waiver of Harper’s right to file a charge with the U.S. Equal Employment Opportunity Commission or its state or local counterparts or to participate in an investigation of any such charge.  However, Harper does release to the fullest extent permitted by law his right to file a court action and to seek or to accept individual remedies or damages in any action filed on his behalf, and this release shall apply with full force and effect to any proceeding arising from or relating to such recourse including, but not limited to, the right to monetary damages or other individual legal or equitable relief.

(b)       For the avoidance of doubt, this release shall be construed as broadly as lawfully possible and is intended, to the fullest extent permitted by law, to include all claims that Harper may have against Endocyte and any of its Representatives as of the Effective Date other than the Preserved Rights, including those arising (i) from his service as an employee, officer and director of Endocyte (or from the termination of such service), (ii) under any federal, state or local law (including anti-discrimination laws such as the Age Discrimination in Employment Act), (iii) under any contract or agreement between Harper and Endocyte, including the Severance Agreement, and (iv) under any legal theory, including contract, tort or common law.

(c)       The "Representatives" of Endocyte to which the foregoing release extends include all of its officers, directors, employees, agents, representatives, stockholders, benefit plans and programs (except with respect to any vested retirement benefits), trusts, trustees, administrators, fiduciaries, insurers, attorneys and assigns, and all persons acting by, through, under, or in concert with any of the foregoing entities or individuals.

(d)       Harper represents and warrants that he has not commenced an action of any kind in any forum against Endocyte or any of its Representatives.

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(e)       Endocyte hereby irrevocably and unconditionally releases, discharges and covenants not to sue Harper, his estate and his heirs from and with respect to all claims, actions, costs and expenses, known or unknown, that Endocyte has or may have as of the Effective Date; provided, however, that the foregoing release does not extend to (i) Endocyte’s rights and Harper’s obligations under this Agreement, the Severance Agreement and  the Surviving Covenants as defined in Section 8(b) below, or (ii) any claims that cannot by law be released through this Agreement.

(f)       This Agreement does not constitute an admission by either Party that such Party has violated any law or committed any wrongful act, and each Party specifically denies having done so.  This Agreement may not be introduced into evidence or relied upon in legal proceedings except proceedings regarding breach of the terms of this Agreement or in defending legal claims.

4.         Confidentiality.  Except as otherwise required by law, Harper will not disclose any of the terms of this Agreement to anyone other than (a) his spouse or professional advisors who agree to maintain the confidentiality of such terms, or (b) the Equal Employment Opportunity Commission or any comparable state or local agency.

5.         Return of Property.  Harper will return promptly to Endocyte all of Endocyte's property, documents and materials in Harper’s possession or subject to Harper’s control, including equipment, computers and electronic devices, access cards, keys, manuals, and written literature (including electronically stored data in any form).  Harper affirms that he has not and will not alter, destroy, remove, or inappropriately limit Endocyte's access to its records or documents.

6.         Non-Disparagement.  Neither Harper nor Endocyte shall make false, negative or disparaging statements about the other Party (and, in the case of Harper, about Endocyte's Representatives, management, policies, practices or services) to any other person or entity, except as may be legally required.

7.         Transition Assistance.  In consideration for the payments and benefits provided pursuant to Section 1 above, and without additional compensation, for a period of 30 calendar days following the Separation Date, Harper will provide advice and assistance for purposes of transitioning his responsibilities.  This assistance will be provided in the capacity of a consultant, with respect to Endocyte’s operations and other matters within his experience and expertise, as requested by Endocyte’s CEO.  Endocyte will not require of Harper a level of transition assistance that will unreasonably interfere with any new employment Harper undertakes or with his efforts to secure such new employment.  Endocyte anticipates that this transition assistance will be predominantly, if not entirely, by telephone.  Harper agrees to provide Endocyte's Vice President, HR with two telephone numbers where he may be reached; to promptly notify Endocyte's Vice President, HR if either number changes; and to return calls requesting transition assistance no later than the next business day.  Harper will have no authority or responsibilities other than to respond to reasonable requests for advice and assistance from Endocyte's CEO.  He will interact exclusively with Endocyte's CEO except as otherwise requested by the CEO.

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8.         Miscellaneous.

(a)       This Agreement and the Severance Agreement contain the entire agreement between the Parties relating to the matters addressed in this Agreement and Harper acknowledges that he is not relying on any oral or written representations, statements, promises, or other inducements made by Endocyte or its Representatives except those expressly stated in this Agreement.

(b)       This Agreement supersedes all prior written or oral negotiations, representations, or understandings relating to the matters addressed in this Agreement unless otherwise preserved in this Agreement.  However, all intellectual property assignment, dispute resolution, restrictive stock transfer, voting, right of first refusal, lock up, confidentiality, nondisclosure, non-compete, non-solicitation and other post-employment restrictions and covenants that apply to Harper by virtue of the Severance Agreement, his employment with Endocyte, Endocyte's plans, policies, and practices, or other prior agreements, statutes or common law (collectively, the “Surviving Covenants”) remain in full force and effect and are not in any way affected, diminished or superseded by this Agreement.  Furthermore, this Agreement does not affect Harper’s legal obligation to protect the confidentiality of Endocyte's information, including but not limited to personnel and personal (including medical) information, research, trade secrets, proprietary information, business plans and models, and financial data that Harper obtained in connection with his employment with Endocyte.

(c)       This Agreement can only be amended or modified by a writing signed by both Parties.

(d)       A court of competent jurisdiction's declaration that any portion of this Agreement is illegal or unenforceable will not affect the legality, enforceability, or validity of the remainder of this Agreement so long as the economic or legal substance this Agreement contemplates is not affected in any manner materially adverse to any Party.

(e)       This Agreement will be binding upon and inure to the benefit of the Parties' heirs, personal representatives, successors and assigns.

(f)       This Agreement will be construed and enforced in accordance with Indiana law without regard to conflict of laws principles.  Any legal action relating to this Agreement will be commenced and maintained exclusively before an appropriate state or federal court of record in Indiana.  The Parties will submit to the jurisdiction of those courts and waive any right to challenge personal jurisdiction or venue in any action commenced or maintained in those courts.

(g)       This Agreement may be executed in counterparts or using facsimile or electronic signatures, each of which will have the same force and effect as original signatures.

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(h)       Neither Party shall be deemed to be the drafter of this Agreement, which will be interpreted and construed without presumption or inference based upon or against the Party responsible for its drafting.

(i)       Harper acknowledges that he has had a reasonable opportunity to read and discuss all aspects of this Agreement with counsel, fully understands all provisions of it, and is entering into this Agreement voluntarily and entirely of his own free will under no duress or coercion.

(j)       The Recitals are an integral part of this Agreement and specifically are incorporated by reference.

9.         Harper acknowledges and agrees that:

(a)       Endocyte provided him this Agreement on October 14, 2016;

(b)       Endocyte advised him at that time to consult an attorney prior to signing this Agreement;

(c)       He has 21 calendar days (i.e., through November 4, 2016) in which to accept Endocyte’s offer by signing and returning this Agreement to Katherine Parker at Endocyte; this offer will expire if he does not sign and return this Agreement to Katherine Parker at Endocyte within that 21-day period; and if discussions between the Parties result in any changes to this Agreement before it is signed, the 21-day period will not restart; and

(d)       Endocyte informed him that (i) this Agreement will not be effective or enforceable against either Party if Harper revokes it by giving written notice of revocation to Katherine Parker at Endocyte, which notice must be received by Ms. Parker not later than seven calendar days after Harper signs this Agreement, and (ii) if not revoked, this Agreement will become binding and enforceable on the eighth day following Harper’s execution hereof.

In order to evidence their agreement to the foregoing, the Parties have executed this Agreement on the dates stated below.

Endocyte, Inc.
/s/ Scot L. Harper
Scot L. Harper, Ph.D.		By:	/s/ Mike Sherman
		Name:	Mike Sherman
		Title:	CEO
Date:	10/28/16	Date:	10/28/16

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